EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Splash Beverage Group, Inc.

Fort Lauderdale, Florida

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Splash Beverage Group, Inc., of our report dated March 5, 2021, relating to the consolidated financial statements, at and for the years ended December 31, 2020 and 2019, which appear in the Company’s Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Daszkal Bolton LLP

Fort Lauderale, Florida

September 28, 2021